Exhibit 99.1

P R E S S R E L E A S E

Agile Software Corporation

6273 San Ignacio Avenue

San Jose, CA 95119

Voice: (408) 284-4000

Fax: (408) 284-4002

Media Contact

Terri Pruett

Agile Software Corporation

Terri.Pruett@agile.com

(408) 284-4048

Agile Reports Preliminary Results For Fourth Fiscal Quarter

Company Accelerates Vesting of Underwater Options

San Jose, CA—May 3, 2005—Agile Software Corporation (NASDAQ: AGIL), a leading provider of product lifecycle management (PLM) solutions, today announced preliminary results for the fourth quarter of fiscal 2005, which ended April 30, 2005. Agile expects total revenues for the fourth quarter to be between $31 million and $32 million, compared to $27.2 million in the prior year period and $30.3 million for the third quarter of fiscal 2005. The Company expects total software license revenue for the fourth quarter to be between $12 million and $13 million.

Agile also expects to report a net loss for the fourth quarter between $0.07 and $0.09 per share, on a generally accepted accounting principles (GAAP) basis, and a net loss between $0.01 and $0.02 per share, on a non-GAAP basis. Non-GAAP loss for the fourth quarter of fiscal 2005 excludes from the GAAP results amortization of intangibles and acquired in-process research and development as well as stock compensation expenses. Agile plans to report the full results on May 26, 2005.

In an unrelated development, Agile also announced today that on April 30, 2005, the Company’s Board of Directors approved accelerating the vesting of approximately 9 million unvested, “out-of-the-money” stock options awarded to employees and officers under its stock option plans. Options held by non-employee directors were excluded from the vesting acceleration. The accelerated options have exercise prices ranging from $6.76 to $64.00 and a weighted average exercise price of $8.58. As a condition of the acceleration, and to avoid any unintended personal benefits, the Company also imposed a holding period on shares underlying the accelerated options that requires all optionees to refrain from selling any shares acquired upon the exercise of the options until the date on which such shares would have vested under the options’ original vesting terms.

The primary purpose of the accelerated vesting is to enable the Company to avoid recognizing future compensation expense associated with the accelerated stock options upon the planned adoption of FASB Statement No. 123R, “Share-Based Payment,” (“SFAS 123R”) by Agile in fiscal 2006. The Company expects the acceleration to reduce the stock option expense it otherwise would be required to record beginning in its 2006 fiscal year by greater than $20 million on a pre-tax basis. The Company’s Board of Directors believes, based on its consideration of this potential expense savings and the current intrinsic and perceived value of the accelerated stock options, that the acceleration is in the best interests of the Company and its shareholders. The Board of Directors further believes that the acceleration is consistent with anticipated changes to the Company’s overall equity compensation approach, which are expected to include a reduced use of stock options and a lower overall compensation expense level.

Conference Call Details

Agile will discuss its forth quarter results on a conference today beginning at 2:00 p.m. Pacific Time. A Web cast of the conference will be available on Agile’s Web site at www.agile.com under the ‘Investor Relations’ section. You may access replays of the Web cast for ninety days after the call at http://www.agile.com/investors. Financial and statistical information to be discussed in the call will be available on the company’s Web site immediately prior to commencement of the call. Additional investor information can be accessed at www.agile.com or by calling Agile’s Investor Relations at (408) 284-4042.

About Agile Software Corporation

Agile Software Corporation (NASDAQ: AGIL) helps companies drive profits, accelerate innovation, reduce costs, and ensure regulatory compliance throughout the product lifecycle. With a broad suite of enterprise class PLM solutions, time-to-value focused implementations, and a unique Guaranteed Business ResultsSM program, Agile helps companies get the most from their products. Alcatel, Boeing, Dell Inc., Flextronics International, Hitachi, Leapfrog, Lockheed Martin, Magna Steyr, Siemens, QUALCOMM and ZF are among the over 10,000 customers in the automotive, aerospace and defense, consumer products, electronics, high tech, industrial products, and life sciences industries that use Agile solutions. For more information, call 408-284-4000 or visit www.agile.com.

Non-GAAP Financial Measures

In addition to reporting our preliminary estimate of financial results in accordance with generally accepted accounting principles, or GAAP, we are also providing with this press release non-GAAP net loss and non-GAAP net loss per share information. In preparing our non-GAAP information, we have excluded where applicable, stock-based compensation (a non-cash charge), acquisition-related amortization of intangible assets and acquired in-process research and development (non-cash charges), acquisition related compensation (a non-recurring charge), and restructuring and other charges. Because of the non-recurring or infrequent nature and/or non-cash nature of several of these charges, we believe that excluding them provides both management and investors with additional insight into our current operations, the trends affecting the Company and the Company’s marketplace performance. In particular, management finds it useful to exclude the non-cash charges in order to more readily correlate the Company’s operating activities with the Company’s ability to generate cash from operations, and excludes the non-recurring and infrequently incurred cash items as a means of more accurately predicting liquidity requirements. Accordingly, management uses these non-GAAP measures, along with the comparable GAAP information, in evaluating our historical performance and in planning our future business activities. Please note that our non-GAAP measures may be different than those used by other companies. The additional non-GAAP financial information we present should be considered in conjunction with, and not as a substitute for, our financial information presented in accordance with GAAP.

Safe Harbor Statement

This press release contains “forward-looking statements” as defined under securities laws, including statements relating to the Company’s expectations regarding the accounting treatment for stock options on the Company’s financial results in the current and future periods. Actual results may differ materially and adversely from those expressed in any forward-looking statements. These factors include, but are not limited to, the possibility that FAS 123R will be changed, amended or interpreted, thereby changing the Company’s current assessment of the effects of the adoption of FAS 123R on the acceleration of the vesting of stock options and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future

Performance” included in our Annual Report on Form 10-K for the year ended April 30, 2004, and in our Quarterly Report on Form 10-Q for the quarter ended January 31, 2005, as filed with the Securities and Exchange Commission. We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

NOTE: Agile and Agile Software are registered trademarks of Agile Software Corporation. All other brand or product names are trademarks and registered trademarks of their respective holders.